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                                                                      EXHIBIT 99


PRESS RELEASE
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Premier Bancshares, Inc.
Darrell D. Pittard, Chairman and Chief Executive Officer
(404) 814-3090

The Bank Holding Company
Charles B. Blackmon, President and Chief Executive Officer
(770) 957-6607


            Definitive Agreement Executed - Premier Bancshares, Inc.
                       to Acquire The Bank Holding Company



Atlanta, GA; December 3, 1997 - Premier Bancshares, Inc. and The Bank Holding Company today jointly announced that they have executed a definitive agreement for Premier Bancshares, Inc. to acquire all of the outstanding shares of stock of The Bank Holding Company.

As outlined in the definitive agreement, Premier Bancshares, Inc. has agreed to issue approximately 1,517,000 shares of its common stock in exchange for all of the outstanding shares of common stock of The Bank Holding Company. The value of the transaction is approximately $32 million based on recent closing prices for Premier's common stock.

The acquisition, which is subject to regulatory approval and the approval of the shareholders of The Bank Holding Company, is expected to close in the second quarter of 1998. This transaction will make Premier Bancshares the fourth largest full-service bank holding company headquartered in the State of Georgia with assets in excess of $930 million.

The Bank Holding Company is a privately held two bank holding company with assets of approximately $130 million. The Company's subsidiaries include First Community Bank of Henry County which operates two offices in McDonough, Georgia, and Stockbridge, Georgia, and The Bank of Spalding County which operates one office in Griffin, Georgia.
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Premier Bancshares, Inc. is a bank and thrift holding company with four subsidiaries operating 29 offices including: Premier Bank, with ten offices in north metro Atlanta; Central and Southern Bank of Georgia, with three offices in Milledgeville, Georgia; Central and Southern Bank of North Georgia, FSB, with three offices in Gainesville, Greensboro, and Winder, Georgia; and Premier Lending Corporation, a provider of residential mortgage loans and asset-based commercial finance loans, with ten offices in the greater metro Atlanta area and three regional satellite offices in Mobile, Alabama, Jacksonville, Florida, and Charleston, South Carolina.

Premier Bancshares' Chairman and Chief Executive Officer, Darrell D. Pittard, said, "The Bank Holding Company provides us with strategic new banking locations in the south metro Atlanta market. Henry County is the fastest growing county in the Atlanta MSA and the fourth fastest growing county in the nation.
Spalding County, particularly the City of Griffin, is also experiencing rapid growth." Pittard continued, "These new banking locations will also compliment Premier Lending's well established mortgage loan offices in the south metro Atlanta counties."

Charles B. (Burt) Blackmon, President and Chief Executive Officer of The Bank Holding Company, said, "We wanted to become a part of a Georgia-based organization, and Premier was a particularly attractive partner for us because of the liquidity of their stock and their aggressive business plan. We are excited to form the foundation of Premier's south side banking group." After the acquisition, Blackmon will serve as President of Premier Bank's South Metro Division.

Premier Bancshares, Inc. plans to close its pending merger with Citizens Gwinnett Bancshares, Inc., on December 12, 1997. The four banking offices of The Citizens Bank of Gwinnett, which are all located in Gwinnett County just north of Atlanta, will become part of the Company's Premier Bank subsidiary by the end of the first quarter of 1998.

Both the common stock of Premier Bancshares, Inc. and the preferred securities of Premier Capital Trust I are traded on the American Stock Exchange under the symbols PMB and PMB.PR, respectively. Additional financial information regarding Premier Bancshares, Inc. and the acquisition of The Bank Holding Company is available from Michael E. Ricketson, Executive Vice President and Chief Financial Officer of Premier Bancshares, Inc. at (404) 814-3090.

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